Exhibit 99.1

For further information contact:

John W. Bordelon, President and CEO

(337) 237-1960

Release Date:	July 26, 2011 For Immediate Release

HOME BANCORP ANNOUNCES 2011 SECOND QUARTER RESULTS

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank (www.home24bank.com), a Federally chartered savings bank headquartered in Lafayette, Louisiana (the “Bank”), announced net income of $1.3 million for the second quarter of 2011, an increase of $473,000, or 60%, compared to the first quarter of 2011 and a decrease of $199,000, or 14%, compared to the second quarter of 2010. Diluted earnings per share were $0.17 for the second quarter of 2011, compared to $0.11 for the first quarter of 2011 and $0.19 for the second quarter of 2010.

“The South Louisiana banking landscape is changing rapidly due to acquisitions and regulatory and financial pressures on many institutions,” stated John W. Bordelon, President and Chief Executive Officer of the Company and the Bank. “This transition had led many to question their current relationships. Our reputation for serving our associates and customers continues to foster opportunities to attract exceptional bankers and customers into our family.”

“Although loan demand was relatively light during the first half of the year,” added Mr. Bordelon, “the loan pipeline began to build late in the second quarter. We expect to have opportunities to deepen and add new relationships over the remainder of 2011.”

Acquisition of GS Financial Corp.

As previously reported, the Company completed the acquisition of GS Financial Corp., the holding company of Guaranty Savings Bank of Metairie, Louisiana on July 15, 2011. As of the July 15th closing date, the combined company had total assets of approximately $975 million, $640 million in loans and $720 million in deposits.

The Company plans to convert operating systems at the former Guaranty Savings Bank to those of Home Bank in September 2011. The Company expects to realize cost savings of approximately $1.5 million on a pre-tax basis, and anticipates that the transaction will be over 10% accretive to earnings, once savings are fully phased in by 2012. The dilution to tangible book value is expected to be minimal. Merger-related expenses are expected to total approximately $2.5 million on a pre-tax basis. Following the merger, Home Bank’s capital position remains one of the strongest in the industry with total risk-based capital near 19%. No additional capital was needed to complete the transaction.

Shareholders of GS Financial received $21.00 per share in cash, resulting in a total purchase price of $26.4 million.

Loans and Credit Quality

Loans totaled $449.5 million at June 30, 2011, an increase of $7.5 million, or 2%, from March 31, 2011, and a decrease of $5.6 million, or 1%, from June 30, 2010. During the second quarter of 2011, Noncovered Loans increased $15.1 million, while Covered Loans decreased $7.6 million. Growth in the Noncovered Loan portfolio was primarily driven by commercial real estate (up $6.2 million) and commercial and industrial (up $5.8 million) loans.

The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated.

(dollars in thousands)	June 30, 2011	December 31, 2010	Total Loans Increase/(Decrease)
Noncovered real estate loans:
One- to four-family first mortgage	$103,680	$105,157	$(1,477)	(1)%
Home equity loans and lines	25,976	24,898	1,078	4
Commercial real estate	123,509	115,946	7,563	7
Construction and land	45,319	45,177	142	—
Multi-family residential	4,562	4,493	69	2

Total noncovered real estate loans	303,046	295,671	7,375	3

Noncovered other loans:
Commercial and industrial	54,219	42,247	11,972	28
Consumer	23,854	21,546	2,308	11

Total noncovered other loans	78,073	63,793	14,280	22

Total noncovered loans	381,119	359,464	21,655	6
Covered loans	68,422	80,447	(12,025)	(15)

Total loans	$449,541	$439,911	$9,630	2%

Credit quality statistics remained strong during the second quarter of 2011. Nonperforming assets, excluding Covered Assets, were $1.2 million at June 30, 2011, an increase of $37,000, or 3%, from March 31, 2011, and a decrease of $894,000, or 42%, from June 30, 2010. The ratio of nonperforming assets, excluding Covered Assets, to total assets was 0.19% at June 30, 2011 and March 31, 2011, compared to 0.30% at June 30, 2010.

The Company recorded net charge-offs of $227,000 during the second quarter of 2011, compared to net charge-offs of $3,000 in the first quarter of 2011 and $76,000 in the second quarter of 2010. The increase was primarily attributable to a $240,000 commercial loan charged off during the second quarter of 2011. The Company’s loan loss provision for the second quarter of 2011 was $265,000, compared to $102,000 and $200,000 for the first quarter of 2011 and the second quarter of 2010, respectively.

At June 30, 2011, the Company’s ratio of allowance for loan losses to total Noncovered Loans was 1.06%, compared to 1.10% and 1.07% at March 31, 2011 and June 30, 2010, respectively.

Investment Securities Portfolio

The Company’s investment securities portfolio totaled $148.2 million at June 30, 2011, an increase of $6.5 million, or 5%, from March 31, 2011, and an increase of $11.9 million, or 9%, from June 30, 2010. At June 30, 2011, the Company had a net unrealized gain position on its investment securities portfolio of $1.9 million, compared to net unrealized gains of $1.6 million and $786,000 as of March 31, 2011 and June 30, 2010, respectively.

As previously reported, the Company sold $3.6 million of its non-agency mortgage-backed securities portfolio during the first quarter of 2011. All of the remaining securities in the Company’s portfolio of non-agency mortgage-backed securities, which had an amortized cost of $15.6 million at June 30, 2011, are rated investment grade by Standard & Poor’s and/or Moody’s.

Deposits

Core deposits (i.e., checking, savings and money market accounts) increased for the eighth consecutive quarter, posting growth of $1.3 million, or 0.4%, during the second quarter of 2011. Total deposits were $527.4 million at June 30, 2011, a decrease of $16.2 million, or 3%, from March 31, 2011, and a decrease of $9.1 million, or 2%, from June 30, 2010.

The following table sets forth the composition of the Company’s deposits at the dates indicated.

	June 30,	December 31,	Increase / (Decrease)
(dollars in thousands)	2011	2010	Amount	Percent
Demand deposit	$102,663	$100,579	$2,084	2%
Savings	31,370	29,258	2,112	7
Money market	144,944	133,245	11,699	9
NOW	65,800	68,398	(2,598)	(4)
Certificates of deposit	182,626	221,738	(39,112)	(18)

Total deposits	$527,403	$553,218	$(25,815)	(5)%

Net Interest Income

Net interest income for the second quarter of 2011 totaled $7.0 million, an increase of $87,000, or 1%, compared to the first quarter of 2011, and a decrease of $535,000, or 7%, compared to the second quarter of 2010. The Company’s net interest margin was 4.55% for the second quarter of 2011, 12 basis points lower than the first quarter of 2011 and 35 basis points lower than the second quarter of 2010.

The following table sets forth the Company’s average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended
	June 30, 2011		June 30, 2010		March 31, 2011
(dollars in thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Earning assets:
Loans receivable	$445,947	6.53%	$455,574	6.73%	$439,490	6.59%
Investment securities	145,624	2.24	137,175	3.97	130,607	2.94
Other interest-earning assets	21,371	0.66	20,362	0.69	24,423	0.61

Total earning assets	$612,942	5.31	$613,111	5.91	$594,520	5.55

Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	$241,960	0.48	$193,271	0.73	$233,440	0.53
Certificates of deposit	191,038	1.56	255,856	1.62	209,734	1.69

Total interest-bearing deposits	432,998	0.96	449,127	1.24	443,174	1.08
FHLB advances	41,011	1.12	27,436	2.27	15,280	2.64

Total interest-bearing liabilities	$474,009	0.97	$476,563	1.29	$458,454	1.13

Net interest spread		4.34%		4.62%		4.42%
Net interest margin		4.55%		4.90%		4.67%

Noninterest Income

Noninterest income for the second quarter of 2011 totaled $2.1 million, an increase of $860,000, or 69%, compared to the first quarter of 2011 and an increase of $708,000, or 51%, compared to the second quarter of 2010. During the second quarter of 2011, the Company entered into a settlement agreement with respect to litigation brought by the Company against a counterparty for losses reported by the Company in 2008 relating to the Company’s former business line of providing cash to third-party ATM providers. Under the terms of the settlement agreement, the Company received $525,000 in April 2011 and has foregone its right to pursue future claims related to any unrecovered loss. The $525,000 settlement payment is included in “other income” during the quarter.

The increase in noninterest income in the second quarter of 2011 compared to the first quarter of 2011 resulted primarily from the litigation settlement in the second quarter of 2011 and a net loss of $166,000 on the sale of a sizeable portion of the Company’s non-agency mortgage-backed securities portfolio in the first quarter of 2011.

The increase in noninterest income in the second quarter of 2011 compared to the second quarter of 2010 resulted primarily from the litigation settlement, higher levels of bank card fees and a charge of $141,000 for the other-than-temporary impairment of securities during the second quarter of 2010.

Noninterest Expense

Noninterest expense for the second quarter of 2011 totaled $6.8 million, an increase of $84,000, or 1%, compared to the first quarter of 2011 and an increase of $321,000, or 5%, compared to the second quarter of 2010.

The increase in noninterest expense in the second quarter of 2011 compared to the first quarter of 2011 resulted primarily from an increase in marketing and advertising expenses and data processing and communication expenses. These increases were partially offset by decreases in compensation and benefits expenses and regulatory fees.

The increase in noninterest expense in the second quarter of 2011 compared to the second quarter of 2010 was primarily due to $157,000 of professional merger-related expenses recorded during the second quarter of 2011.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2010, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. In addition, statements regarding the timing and success of the integration of GS Financial Corp., anticipated cost savings, earnings accretion, book value dilution and merger-related expenses are also forward-looking. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	June 30,	June 30,	%	March 31,	December 31,
	2011	2010	Change	2011	2010
Assets
Cash and cash equivalents	$21,588,068	$21,976,535	(2)%	$22,466,923	$36,970,638
Interest-bearing deposits in banks	8,273,000	7,112,000	16	8,857,000	7,867,000
Investment securities available for sale, at fair value	140,969,334	115,131,224	22	133,933,288	111,962,331
Investment securities held to maturity	7,253,356	21,218,038	(66)	7,764,023	15,220,474
Mortgage loans held for sale	2,773,616	2,662,100	4	560,991	2,436,986
Loans covered by loss sharing agreements	68,421,716	99,984,239	(32)	75,996,118	80,446,859
Noncovered loans, net of unearned income	381,119,264	355,180,759	7	366,003,288	359,464,400

Total loans	449,540,980	455,164,998	(1)	441,999,406	439,911,259
Allowance for loan losses	(4,057,044)	(3,804,560)	7	(4,019,285)	(3,919,745)

Total loans, net of allowance for loan losses	445,483,936	451,360,438	(1)	437,980,121	435,991,514

FDIC loss sharing receivable	30,709,836	34,673,627	(11)	31,030,272	32,012,783
Office properties and equipment, net	23,015,352	23,452,816	(2)	23,216,809	23,371,915
Cash surrender value of bank-owned life insurance	16,485,001	15,872,609	4	16,338,064	16,192,645
Accrued interest receivable and other assets	20,848,648	15,858,555	31	18,327,587	18,396,806

Total Assets	$717,400,147	$709,317,942	1	$700,475,078	$700,423,092

Liabilities
Deposits	$527,402,695	$536,485,853	(2)%	$543,619,256	$553,217,853
Federal Home Loan Bank advances	52,500,000	29,744,891	77	21,000,000	13,000,000
Accrued interest payable and other liabilities	3,740,456	10,349,392	(64)	3,281,323	2,675,297

Total Liabilities	583,643,151	576,580,136	1	567,900,579	568,893,150

Shareholders’ Equity
Common stock	89,312	89,270	—%	89,270	89,270
Additional paid-in capital	88,922,459	88,064,013	1	89,183,147	88,818,862
Treasury stock	(11,849,932)	(5,734,469)	(107)	(11,028,575)	(10,425,725)
Common stock acquired by benefit plans	(8,813,501)	(9,949,096)	11	(9,676,562)	(9,770,556)
Retained earnings	64,187,699	59,749,653	7	62,920,252	62,125,568
Accumulated other comprehensive income (loss)	1,220,959	518,435	136	1,086,967	692,523

Total Shareholders’ Equity	133,756,996	132,737,806	1	132,574,499	131,529,942

Total Liabilities and Shareholders’ Equity	$717,400,147	$709,317,942	1	$700,475,078	$700,423,092

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF INCOME

	For The Three Months Ended			For The Six Months Ended
	June 30,		%	June 30,		%
	2011	2010	Change	2011	2010	Change
Interest Income
Loans, including fees	$7,265,525	$7,643,662	(5)%	$14,426,178	$13,550,892	6%
Investment securities	817,359	1,363,142	(40)	1,778,180	2,686,360	(34)
Other investments and deposits	34,542	34,729	(1)	71,263	62,052	15

Total interest income	8,117,426	9,041,533	(10)	16,275,621	16,299,304	—

Interest Expense
Deposits	1,035,004	1,382,667	(25)%	2,212,053	2,618,864	(16)%
Federal Home Loan Bank advances	115,087	156,391	(26)	215,726	314,050	(31)

Total interest expense	1,150,091	1,539,058	(25)	2,427,779	2,932,914	(17)

Net interest income	6,967,335	7,502,475	(7)	13,847,842	13,366,390	4
Provision for loan losses	264,673	199,750	33	366,949	549,782	(33)

Net interest income after provision for loan losses	6,702,662	7,302,725	(8)	13,480,893	12,816,608	5

Noninterest Income
Service fees and charges	545,599	526,884	4%	1,020,423	994,273	3%
Bank card fees	444,093	385,972	15	842,188	669,029	26
Gain on sale of loans, net	121,293	101,902	19	225,687	180,295	25
Income from bank-owned life insurance	146,937	162,420	(10)	292,356	311,666	(6)
Other-than-temporary impairment of securities	—	(140,517)	100	—	(140,517)	100
Gain (loss) on the sale of securities, net	—	39,131	(100)	(166,082)	39,131	(524)
Discount accretion of FDIC loss sharing receivable	231,263	251,588	(8)	469,932	251,588	87
Other income	614,275	67,936	804	662,311	87,473	657

Total noninterest income	2,103,460	1,395,316	51	3,346,815	2,392,938	40

Noninterest Expense
Compensation and benefits	3,915,112	3,871,379	1%	7,913,520	6,883,516	15%
Occupancy	559,165	648,080	(14)	1,124,426	1,036,063	9
Marketing and advertising	215,145	202,200	6	376,195	403,937	(7)
Data processing and communication	572,000	633,397	(10)	1,113,507	1,012,779	10
Professional fees	427,520	228,889	87	847,252	696,951	22
Franchise and shares tax	180,501	141,636	27	361,001	342,707	5
Regulatory fees	200,642	122,352	64	430,382	233,256	85
Other expenses	742,963	644,391	15	1,375,342	1,129,600	22

Total noninterest expense	6,813,048	6,492,324	5	13,541,625	11,738,809	15

Income before income tax expense	1,993,074	2,205,717	(10)	3,286,083	3,470,737	(5)
Income tax expense	725,627	738,923	(2)	1,223,952	1,158,528	6

Net income	$1,267,447	$1,466,794	(14)%	$2,062,131	$2,312,209	(11)%

Earnings per share - basic	$0.18	$0.19	(5)%	$0.29	$0.30	(3)%

Earnings per share - diluted	$0.17	$0.19	(11)	$0.28	$0.30	(3)

HOME BANCORP, INC. AND SUBSIDIARY

SUMMARY FINANCIAL INFORMATION

	For The Three Months Ended June 30,		%	For The Three Months Ended	%
	2011	2010	Change	March 31, 2011	Change
(dollars in thousands except per share data)
EARNINGS DATA
Total interest income	$8,117	$9,042	(10)%	$8,159	(1)%
Total interest expense	1,150	1,539	(25)	1,278	(10)

Net interest income	6,967	7,503	(7)	6,881	1

Provision for loan losses	265	200	33	102	160
Total noninterest income	2,103	1,395	51	1,243	69
Total noninterest expense	6,812	6,492	5	6,729	1
Income tax expense	726	739	(2)	498	46

Net income	$1,267	$1,467	(14)	$795	59

Earnings per share - diluted	$0.17	$0.19	(11)%	$0.11	55%

AVERAGE BALANCE SHEET DATA
Total assets	$709,360	$702,783	1%	$692,755	2%
Total interest-earning assets	612,942	613,111	—	594,520	3
Loans	445,947	455,574	(2)	439,490	1
Interest-bearing deposits	432,998	449,127	(4)	443,174	(2)
Interest-bearing liabilities	474,009	476,563	(1)	458,454	3
Total deposits	533,640	538,380	(1)	543,323	(2)
Total shareholders’ equity	133,344	132,988	—	131,994	1

SELECTED RATIOS (1)
Return on average assets	0.71%	0.83%	(14)%	0.46%	54%
Return on average equity	3.80	4.41	(14)	2.41	58
Efficiency ratio (2)	75.11	72.78	3	82.82	(9)
Average equity to average assets	18.80	18.92	(1)	19.05	(1)
Tier 1 leverage capital ratio (3)	15.44	14.88	4	15.59	(1)
Total risk-based capital ratio (3)	27.44	22.29	23	28.26	(3)
Net interest margin (4)	4.55	4.90	(7)	4.67	(3)

PER SHARE DATA
Basic earnings per share	$0.18	$0.19	(5)%	$0.11	64%
Diluted earnings per share	0.17	0.19	(11)	0.11	55
Book value at period end	16.65	15.65	6	16.39	2

PER SHARE DATA
Shares outstanding at period end	8,033,204	8,480,531	(5)%	8,087,159	(1)%
Weighted average shares outstanding
Basic	7,191,476	7,620,257	(6)%	7,177,377	—%
Diluted	7,337,358	7,678,378	(4)	7,277,013	1

(1)	With the exception of end-of-period ratios, all ratios are based on average monthly balances during the respective periods.
(2)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)	Capital ratios are end of period ratios for the Bank only.
(4)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

HOME BANCORP, INC. AND SUBSIDIARY

SUMMARY CREDIT QUALITY INFORMATION

	June 30, 2011			March 31, 2011			June 30, 2010
	Covered	Noncovered	Total	Covered	Noncovered	Total	Covered	Noncovered	Total
(dollars in thousands)
CREDIT QUALITY (1) (2)
Nonaccrual loans	$11,668	$1,127	$12,795	$15,479	$1,090	$16,569	$19,214	$1,668	$20,882
Accruing loans past due 90 days and over	—	—	—	—	—	—	—	—	—

Total nonperforming loans	11,668	1,127	12,795	15,479	1,090	16,569	19,214	1,668	20,882
Other real estate owned	7,178	92	7,270	5,281	92	5,373	2,643	445	3,088

Total nonperforming assets	18,846	1,219	20,065	20,760	1,182	21,942	21,857	2,113	23,970
Performing troubled debt restructurings	30	922	952	—	1,067	1,067	—	743	743

Total nonperforming assets and troubled debt restructurings	$18,876	$2,141	$21,017	$20,760	$2,249	$23,009	$21,857	$2,856	$24,713

Nonperforming assets to total assets		0.19%			0.19%			0.30%
Nonperforming loans to total assets		0.18			0.18			0.24
Nonperforming loans to total loans		0.30			0.30			0.37
Allowance for loan losses to nonperforming assets		332.80			340.12			180.04
Allowance for loan losses to nonperforming loans		360.00			368.80			228.16
Allowance for loan losses to total loans		1.06			1.10			1.07

Year-to-date loan charge-offs	$—	$260	$260	$—	$9	$9	$—	$124	$124
Year-to-date loan recoveries	—	30	30	—	6	6	—	27	27

Year-to-date net loan charge-offs	$—	$230	$230	$—	$3	$3	$—	$97	$97

Annualized YTD net loan charge-offs to total loans	—%	0.12%	0.10%	—%	—%	—%	—%	0.05%	0.04%

(1)

Nonperforming loans consist of nonaccruing loans and loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets. It is our policy to cease accruing interest on loans 90 days or more past due. Repossessed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure.

(2)

Asset quality information excludes assets covered under FDIC loss sharing agreements. Such assets covered by FDIC loss sharing agreements are referred to as “Covered” assets. All other assets are referred to as “Noncovered”.